UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FGL Holdings

(Exact name of registrant as specified in its charter)

Cayman Islands	98-1354810
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Sterling House

16 Wesley Street

Hamilton, Bermuda HM CX

(Address, including zip code, of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class	Name of each exchange on which
to be so registered	each class is to be registered
Ordinary Shares, par value $0.0001 per share	The New York Stock Exchange

Warrants exercisable for one Ordinary Share at a price of $11.50 per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

This Registration Statement on Form 8-A is being filed by FGL Holdings (formerly known as CF Corporation), a Cayman Islands exempted company (company number 309054) (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the Company’s ordinary shares, par value $0.0001 per share (“ordinary shares”), and its warrants to purchase ordinary shares (the “warrants”) from The Nasdaq Stock Market to The New York Stock Exchange (“NYSE”). The transfer of the listing is to occur at the opening of trading on or around December 1, 2017.

As previously announced, on August 8, 2017, the Company’s shareholders approved and adopted the Agreement and Plan of Merger, dated as of May 24, 2017, as amended (the “Merger Agreement”), by and among the Company, FGL US Holdings Inc., a Delaware corporation and an indirect, wholly owned subsidiary of the Company (“Parent”), FGL Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Merger Sub”), and Fidelity & Guaranty Life, a Delaware corporation (“FGL”), pursuant to which, subject to the terms and conditions contained therein, Merger Sub will merge with and into FGL and FGL will continue as the surviving corporation and an indirect, wholly owned subsidiary of the Company (together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). Upon the closing of the Business Combination, the Company will amend and restate its amended and restated memorandum and articles of incorporation (as so amended, the “New Charter”) in accordance with the Companies Law (2016 Revision) of the Cayman Islands, as amended (the “Companies Law”), in order to, among other things, change its name from “CF Corporation” to “FGL Holdings.” A description of the Company’s securities, effective upon the consummation of the Business Combination, is set forth below.

Item 1.  Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the ordinary shares and warrants. The following description of the ordinary shares and warrants is a summary. This summary is not complete, is subject to the Companies Law and is qualified in its entirety by reference to the New Charter, which will become effective upon consummation of the Business Combination and be filed as an exhibit to the Current Report on Form 8-K filed in connection with the closing of the Business Combination. We encourage you to read those laws and documents carefully.

General

The Company is a Cayman Islands exempted company (company number 309054), its affairs are governed by the Companies Law, the common law of the Cayman Islands and, upon consummation of the business combination, the New Charter. Pursuant to the New Charter, the authorized share capital of the Company will be $90,000 divided into 800,000,000 ordinary shares and 100,000,000 preferred shares, par value $0.0001 per share (“preferred shares”).

As of November 29, 2017, there were 84,000,000 ordinary shares outstanding, held of record by 43 holders, and 47,869,287 warrants outstanding, held of record by 3 holders. The number of record holders does not include DTC participants or beneficial owners who hold securities through nominees. Upon closing of the Business Combination, there will be 214,370,000 ordinary shares outstanding and 70,883,335 warrants outstanding.

Ordinary Shares

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the New Charter, or as required by applicable provisions of the Companies Law or applicable stock exchange rules, the affirmative vote of a majority of ordinary shares that are voted is required to approve any matter voted on by the Company’s shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of ordinary shares that are voted and, pursuant to the New Charter, such actions include amending the New Charter and approving a statutory merger or consolidation with another company.

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The Company’s board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors. Holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The Company’s shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to the limitations described below under “Preferred Shares” and to the terms contained in the agreements governing the indebtedness of the Company and its subsidiaries.

In the event of a liquidation, dissolution or winding up of the Company after the Business Combination, the Company’s shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. The Company’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares.

Register of Members

Under Cayman Islands law, the Company keeps a register of members and there is entered therein:

•	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of the Company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of the Company’s ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Preferred Shares

The New Charter provides that preferred shares may be issued from time to time in one or more series. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Company’s board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of the Company’s board of directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Series A Cumulative Convertible Preferred Shares and Series B Cumulative Convertible Preferred Shares

In connection with the Business Combination, the Company will designate, authorize and issue 275,000 preferred shares as “Series A Cumulative Convertible Preferred Shares” (the “Series A Preferred Shares”) to GSO Capital Partners LP or its designees (collectively, “GSO”) and 100,000 preferred shares as “Series B Cumulative Convertible Preferred Shares” (the “Series B Preferred Shares” and, together with the Series A Preferred Shares, the “Preferred Shares”) to Fidelity National Financial, Inc. or its designee(s) (collectively, “FNF”).

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The Preferred Shares are perpetual and will not have a maturity date. Dividends will be payable quarterly in arrears in cash or additional preferred shares of the Company, at a rate of 7.5% per annum for the first ten years. After year ten, the dividend rate will reset quarterly to the greater of 7.5% and a rate equal to the then-current three-month LIBOR plus 5.5% (provided, however, that in the event the three-month LIBOR is less than zero, the three-month LIBOR will be deemed to be zero).

The Preferred Shares will be non-callable for the first five years. From the start of the sixth year, the Preferred Shares will be callable, in whole or in part, at par (including dividends paid in kind and accumulated but unpaid dividends).

From the fifth anniversary of the funding date of the purchase of the Preferred Shares, upon request of GSO or FNF, as applicable, the Company will be required (subject to customary blackout provisions) to re-market the Preferred Shares on their existing terms. To the extent market conditions make such re-marketing impracticable, the Company may temporarily delay such re-marketing provided that the Preferred Shares are re-marketed within six months of the date of the initial request. To the extent it is unlikely that remarketing the Preferred Shares on the then existing terms will receive a valuation by a prospective purchaser of par or greater than par, the Company may, upon the request of GSO or FNF, as applicable, modify the terms of the Preferred Shares to improve the sale of the Preferred Shares with the intention of preserving rating agency equity credit. If the proceeds from any sales resulting from such remarketing are less than the outstanding balance of the applicable Preferred Shares (including dividends paid in kind and accumulated but unpaid dividends), the Company will reimburse GSO or FNF, as applicable, up to a maximum of 10% of par (including dividends paid in kind and accumulated but unpaid dividends) for actual losses incurred by GSO or FNF, as applicable, upon the sale of its Preferred Shares under the remarketing mechanism, with such amount payable either in cash, ordinary shares of the Company (“ordinary shares”), or any combination thereof, at the Company’s option. If the Company chooses to reimburse GSO or FNF, as applicable, by the delivery of ordinary shares (such dollar amount, the “Remarketing Loss Share Amount”), the number of shares to be delivered will be determined by dividing (i) the amount of actual losses to be paid to such holder by (ii) the higher of (a) an 8% discount to the 30-day volume weighted average price (“VWAP”) of the ordinary shares following the remarketing period (the “Remarketing Loss Share Pricing Period”), and (b) $6.00. Such ordinary shares will be delivered to GSO or FNF, as applicable, on the first business day following the end of the Remarketing Loss Share Pricing Period plus an amount in cash equal to the interest on the Remarketing Loss Share Amount at a rate of 7.5% per annum accrued daily during the remarketing period.

In addition, from the tenth anniversary of the funding date, and provided that GSO or FNF, as applicable, has first requested the Company to remarket the Preferred Shares as described above, GSO or FNF, as applicable, may, at their sole discretion, convert their holdings of the Preferred Shares, in whole or in part, into such number of ordinary shares as determined by dividing (i) the aggregate par value (including dividends paid in kind and accumulated but unpaid dividends) of the preferred shares that GSO or FNF, as applicable, wishes to convert by (ii) the higher of (a) a 5% discount to the 30-day VWAP of the ordinary shares following the conversion notice, and (b) the then-current Floor Price. The “Floor Price” will be $8.00 per share during the 11th year post-funding, $7.00 per share during the 12th year post-funding, and $6.00 during the 13th year post-funding and thereafter. The right to convert on the above terms will be personal rights of GSO and FNF and will not be a term of the Preferred Shares.

GSO and FNF will each have a consent right over any change of control transaction so long as they hold any Preferred Shares, unless prior to any such change of control transaction, each of GSO and FNF has received a bona fide, binding offer to purchase all of such holder’s Preferred Shares at a price equal to or greater than the then-current liquidation preference, from a person not affiliated with any person or group participating in such change of control transaction.

The terms of the Preferred Shares will also include customary covenants for senior preferred equity, including limitations on debt incurrence, equity issuances and payments of dividends and compliance with a set of financial covenants, affirmative covenants and negative covenants that mirror those contained in the credit facility documentation in effect as of the funding date. The Preferred Shares will rank senior in priority to all other existing and future equity securities of the Company with respect to distribution rights and liquidation preference. In addition, holders of Preferred Shares will have board observation rights with respect to such shares.

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Pursuant to the investment agreement (as defined below), the Company has agreed that within 90 days prior to the first anniversary of the funding date of the purchase of the Preferred Shares, the Company will use its reasonable efforts to file with the SEC a shelf registration statement pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the Preferred Shares. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such shelf registration statement, until (i) the date on which GSO and FNF cease to hold Preferred Shares covered by such shelf registration statement and (ii) the date all of the Preferred Shares covered by such shelf registration statement can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act.

Warrants

Public and Forward Purchase Warrants

In connection with the Company’s initial public offering (the “IPO”), the Company issued 34,500,000 warrants as part of the units sold in the IPO (the “public warrants”). In connection with forward purchase agreements, dated April 18, 2016, as amended (the “forward purchase agreements”), between the Company, certain accredited investors (the “anchor investors”) and, solely for purposes of Section 6 thereof, CF Capital Growth, LLC (the “Sponsor”), at the closing of the Business Combination the Company will also issue 19,083,335 warrants (“forward purchase warrants” and together with the public warrants, the “warrants”) to the anchor investors. The forward purchase warrants will have identical terms as the public warrants.

Each whole warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as described below, at any time commencing 30 days after the completion of the Business Combination, provided that the Company has an effective registration statement under the Securities Act, covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement governing the warrants (the “warrant agreement”)) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued and only whole warrants trade. The warrants will expire on November 30, 2022, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue ordinary shares upon exercise of a warrant unless the ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

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Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•	if, and only if, the reported closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of ordinary shares issuable upon the exercise of the warrants. If management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If the Company calls the warrants for redemption and management does not take advantage of this option, the holders of the private placement warrants (as defined below) and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the ordinary shares outstanding immediately after giving effect to such exercise.

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If the number of outstanding ordinary shares is increased by a share dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the fair market value will be deemed a share dividend of a number of ordinary shares equal to the product of  (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) and (ii) the quotient of  (x) the price per ordinary share paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of ordinary shares on account of such ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.

If the number of outstanding ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding ordinary shares.

Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

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The warrants are subject to a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants and forward purchase to make any change that adversely affects the interests of the registered holders, subject to certain exceptions. Holders should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants. The foregoing description of the warrants is qualified in its entirety by reference to the warrant agreement which is filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2016 and incorporated herein by reference.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

Private Placement Warrants

Concurrently with the IPO, the Company consummated a private placement of an aggregate of 15,800,000 warrants (the “private placement warrants”) to the Sponsor. Except as described herein, the private placement warrants have terms and provisions that are identical to those of the public warrants. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. The private placement warrants (including the ordinary shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, subject to certain exceptions, and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported closing price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

In order to finance transaction costs in connection with the Business Combination, the Sponsor loaned the Company $1,500,000 which amount was converted into warrants of the Company at a price of $1.00 per warrant on November 29, 2017 pursuant to a convertible note issued to the Sponsor. These warrants will have identical terms to the private placement warrants. The foregoing description of the private placement warrants is qualified in its entirety by reference the warrant agreement which is filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2016 and incorporated herein by reference.

Dividends

The Company has not paid any cash dividends on the ordinary shares. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Company’s board of directors at such time. In addition, the terms of the Preferred Shares and agreements governing the indebtedness of the Company and its subsidiaries contain restrictions on the Company’s ability to declare and pay dividends. Dividends payable on the Preferred Shares may be paid in cash or, at the option of the Company, in lieu of paying such cash dividends, the Company may instead effect a share capitalization by issuing new duly authorized and fully paid and nonassessable Preferred Shares.

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If the Company elects to effect a share capitalization by issuing Preferred Shares, the number of Preferred Shares to be issued will be calculated by dividing the portion of such dividend not paid in cash by the original liquidation preference of such Preferred Shares. Such Preferred Shares will be entitles to receive cumulative dividends at the same rates as the other Preferred Shares.

As described above under “Preferred Shares,” dividends will be payable quarterly in arrears in cash or additional preferred shares of the Company, at a rate of 7.5% per annum for the first ten years. After year ten, the dividend rate will reset quarterly to the greater of 7.5% and a rate equal to the then-current three-month LIBOR plus 5.5% (provided, however, that in the event the three-month LIBOR is less than zero, the three-month LIBOR will be deemed to be zero).

Transfer Agent and Warrant Agent

The transfer agent for the Company’s ordinary shares and warrant agent for the Company’s warrants is Continental Stock Transfer & Trust Company. The Company has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Law. The Companies Law is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Law applicable to the Company and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Companies Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66 2/3% in value of the voting shares voted at a general meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless a court of competent jurisdiction waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

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Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the following requirements have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Law provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies, and in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

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•	the Company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits. The Company’s Cayman Islands counsel is not aware of any reported class action lawsuit having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the Company will be the proper plaintiff in any claim based on a breach of duty owed to the Company, and a claim against (for example) the Company’s officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against the Company where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

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The Company has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against the Company judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against the Company predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies. The Company is an exempted company with limited liability (meaning the Company’s public shareholders have no liability, as members of the company, for liabilities of the company over and above the amount paid for their shares) under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Law;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue negotiable or bearer shares or shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, the Company is required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, the Company may also delegate the maintenance of the Company’s anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

The Company reserves the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Money Laundering Regulations (2015 Revision) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

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•	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution;

•	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

•	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, the Company may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

The Company also reserves the right to refuse to make any payment to a shareholder if the Company’s directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure the Company’s compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (2017 Revision) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Law (2017 Revision) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Certain Anti-Takeover Provisions of the New Charter

The New Charter contains a number of provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of the Company, including provisions (i) classifying the Company’s board of directors into three classes with each class to serve for three years with one class being elected annually, (ii) providing that directors may only be removed for cause, (iii) requiring shareholders to comply with advance notice procedures in order to bring business before an annual general meeting or to nominate candidates for election as directors, (iv) providing that only directors may call general meetings, (v) providing that resolutions may only be passed at a duly convened general meeting.

The Company’s authorized but unissued ordinary shares and preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preferred shares could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

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In addition, the New Charter limits the voting power attributable to the Company’s ordinary shares so that no “United States person” (as defined in Section 957 of the Internal Revenue Code of 1986 (the “Code”)) holds, directly, indirectly or constructively (within the meaning of Section 958 of the Code), more than 9.5% of the total voting power of the Company’s ordinary shares. Subject to certain exceptions set forth in the New Charter, the votes attributable to a U.S. holder of ordinary shares above 9.5% of the total voting power of the ordinary shares are redistributed to other holders of ordinary shares pro rata based on the then current voting power of each holder. This limitation would not apply to reduce the voting power of ordinary shares held by members of (a) the Blackstone Group (as defined in the New Charter) without the consent of a majority of the Blackstone Group shareholders (as determined based on their ownership of the ordinary shares) or (b) the FNF Group (as defined in the New Charter) without the consent of the applicable member of the FNF Group. Such adjustments are likely to result in a shareholder having voting rights in excess of one vote per share. Therefore, a shareholder’s voting rights may increase above 5% of the aggregate voting power of the outstanding ordinary shares, thereby possibly resulting in the shareholder becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act). The New Charter also provides that no shareholder or holder (or, to its actual knowledge, any direct or indirect beneficial owner thereof) of outstanding ordinary shares, including any securities exchangeable for Derivative Securities (as defined in the New Charter), that is a “United States person” (as defined in Section 957 of the Code) shall knowingly permit itself to hold (directly, indirectly or constructively within the meaning of Section 958 of the Code) 50% or more of the total voting power or of the total value of the outstanding ordinary shares, including Derivative Securities, in order to reduce the likelihood of us recognizing  related person insurance income. This limitation would not apply to a shareholder or holder of Derivative Securities that is a member of the Blackstone Group or FNF Group.

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted ordinary shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted ordinary shares or warrants for at least six months but who are the Company’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of shares of ordinary shares then outstanding; or

•	the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by the Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While the Company was formed as a shell company, upon the consummation of the Business Combination, the Company will cease to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

We are party to a registration rights agreement, dated as of May 19, 2016, with our Sponsor, pursuant to which our Sponsor and its permitted transferees have registration rights with respect to ordinary shares issued to the Sponsor prior to the IPO (the “founder shares”), private placement warrants and warrants that may be issued upon conversion of working capital loans (and any ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the founder shares, as described in the following paragraph, and (ii) in the case of the private placement warrants and the respective ordinary shares underlying such warrants, 30 days after the completion of the Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

In addition, pursuant to the warrant agreement, the Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The Company’s Co-Executive Chairmen, Chinh E. Chu and William P. Foley, II, have agreed not to transfer, assign or sell any of their founder shares until the earliest of  (a) one year after the completion of the Business Combination with respect 50% of their founder shares, (b) two years after the completion of the Business Combination with respect to the remaining 50% of their founder shares, and (c) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the Business Combination that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. The anchor investors have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of: (i) one year after the completion of the Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, subject to certain exceptions. Any permitted transferees will be subject to the same restrictions and other agreements of the holders of the founder shares prior to the IPO with respect to any founder shares. Such transfer restrictions are referred to herein as the “lock-up.” Notwithstanding the foregoing, if the closing price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the founder shares held by investors other than Chinh E. Chu, William P. Foley, II and their permitted transferees will be released from the lock-up. In addition, the anchor investors may transfer their founder shares (i) as a bona fide gift or gifts; (ii) as a distribution to limited partners, members or stockholders such investors; (iii) to affiliates, to any investment fund or other entity controlled or managed by such investors, or to any investment manager or investment advisor of such investor or an affiliate of any such investment manager or investment advisor, (iv) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iii) above, and (v) pursuant to an order of a court or regulatory agency; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

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The private placement warrants and the respective ordinary shares underlying such warrants are not transferable or salable until 30 days after the completion of the Business Combination except in each case (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the shares were originally purchased; (f) by virtue of the limited liability company agreement of the Sponsor upon dissolution of the Sponsor in the event of the Company’s liquidation prior to the completion the Business Combination; or (g) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that in the case of clauses (a) through (f) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements.

Pursuant to (i) the equity purchase agreements with Blackstone Tactical Opportunities Fund II L.P. or its designee(s) (collectively, “BTO”) and FNF entered into in connection with the equity commitment letters with such parties relating to the Business Combination, (ii) the forward purchase agreements and (iii) the equity purchase agreements entered into in June 2017 with certain investors (the “ROFO Investors”) entered into in connection with the right of first offer under the forward purchase agreements (the “ROFO purchase agreements”), the Company has agreed that it will use its commercially reasonable efforts (i) to file within 30 days after the closing of the Business Combination a registration statement with the SEC for a secondary offering of (w) the ordinary shares to be issued under the equity purchase agreements with BTO and FNF, (x) the ordinary shares and warrants (and underlying ordinary shares) to be issued pursuant to the forward purchase agreements (y) the ordinary shares to be issued under the ROFO purchase agreements and (z) the ordinary shares issued to GSO and FNF under an investment agreement entered into with GSO, FNF and certain of each of their affiliates, dated November 30, 2017 (the “investment agreement”), (ii) to cause such registration statement to be declared effective promptly thereafter and (iii) to maintain the effectiveness of such registration statement until the earliest of  (A) the date on which the counterparties to such agreements cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act, subject to certain conditions and limitations set forth in the equity commitment letters, the forward purchase agreements, the ROFO purchase agreements and the investment agreement. In addition, under the investment agreement, once the Preferred Shares issued GSO and FNF become convertible, the holders will have the right to cause the Company to undertake up to four underwritten secondary offerings of the ordinary shares issuable upon conversion of the Preferred Shares.

Listing of Securities

On the first trading day after the closing of the Business Combination, the Company’s ordinary shares and warrants are expected to begin trading on the NYSE under the symbols “FG” and “FG WS,” respectively.

Item 2.  Exhibits.

Under the instruction as to exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the registrant are registered with New York Stock Exchange and the ordinary shares and warrants registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act of 1934, as amended.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 30, 2017

FGL Holdings

By:	/s/ Chinh E. Chu
Name: Chinh E. Chu
Title: Co-Executive Chairman

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